FORM 10f-3	FUND:  PaineWebber RMA California


Record of Securities Purchased Under the Fund's Rule
10f-3 Procedures


1.	Issuer:  Puerto Rico Trans

2.	Date of Purchase: 11/5/98	3.  Date
offering commenced:  11/5/98

3.	Underwriters from whom purchased:
Morgan Stanley

4.	"Affiliated Underwriter" managing
or participating in syndicate:

	PaineWebber

5.	Aggregate principal amount of purchase:
5,000 M

6.	Aggregate principal amount of offering:
600,000 M

7.	Purchase price (net of fees and expenses):
100.42

8.	Initial public offering price:  100.42

9.	Commission, spread or profit:  	%	$0.75

10.	Have the following conditions been satisfied?
YES
NO
a.	The securities are "municipal securities" as
 defined in Section 3(a)(29) of the Securities Exchange
Act of 1934.

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b.	The securities were purchased prior to the end
of the first day on which any sales are made.

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c.	The securities were purchased at a price
not more than the price paid by each other purchaser in the offering.

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d.	The underwriting was a firm
commitment underwriting.
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e.	The commission, spread or profit
was reasonable and fair in relation
to that being received by others for underwriting similar securities during the same period.


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f.	The issuer has received an investment grade
rating from a nationally recognized statistical rating organization or, if the issuer, or entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years (including any predecessor), the issue has received one of the highest ratings from at least one such rating organization.






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g.	The amount of such securities purchased by
all of the investment companies advised by Mitchell
Hutchins (or the Fund's Sub-adviser, if applicable) did not exceed 25% of the principal amount of the offering.



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h.	No purchases were designated as group
sales or otherwise allocated to the account of any Affiliated Underwriter.

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Approved:  Elbridge T. Gerry	Date:  12/2/98